Exhibit 2.1(a)

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made this 14th day of April 2011 (but retroactively effective to December 27, 2010) by and between A Clean Slate, Inc., a Delaware corporation (the “Company”), Richard Astrom (the “Stockholder”), as the sole beneficial owner of all of Darwin’s outstanding Series B Preferred Stock (the “Preferred Stock”) and, for purposes of Article 5 only, Robert S. Goldman and Rochelle S. Zandel, as the holders of a majority of the Company’s outstanding common stock (the “Majority Stockholders”).

RECITALS:

A.     On December 27, 2010, the Company, Clean Slate Acquisition, Inc. (“Merger Sub”), Vigilant Document Services, LLC (“VDS”), and the Preferred Shareholder entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which VDS merged into Merger Sub, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission (the “SEC”) on December 28, 2010 (the “Merger”).

B.     As set forth in Section 7.6 of the Merger Agreement, the Company shall redeem (the “Redemption”) from the Stockholder, for $500,000, the Preferred Stock within one year of effectiveness of the Company’s Registration Statement on Form S-1 (the “S-1”), which was filed with the SEC on January 21, 2011.

C.     As set forth in Section 7.7 of the Merger Agreement, upon closing of the Redemption, the Stockholder shall resign as an officer and director of the Company (the “Resignation”).

D.     The parties hereto desire to amend the Merger Agreement to modify the provisions of Sections 7.6 and 7.7 thereof relating to the Redemption and Resignation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.     Recitals. The Recitals above are true and correct and incorporated herein.

2.     Defined Terms. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

3.     Amendment to Section 7.6. Section 7.6 of the Merger Agreement is amended in its entirety and shall now read as follows:

7.6 Redemption of Preferred Stock. The Company agrees to repurchase and redeem from the Stockholder and the Stockholder agrees to tender to the Company for repurchase and redemption, at the Closing (defined below), all of the Preferred Stock for an aggregate price of $500,000 payable as set forth below (the “Redemption Price”).

(a) The Redemption Price (plus 12% interest) shall be due and payable in full six months after the effectiveness of the S-1 and shall be secured and collateralized by all of the assets of the Company as more particularly set forth in the Secured Promissory Note (the “Note”) and the Security Agreement (the “Security Agreement”), both of which are attached hereto as Exhibits “A” and “B”, respectively.

(b) The transfers and deliveries contemplated hereby (the “Closing”) shall take place upon execution of this Amendment at the offices of the Company or as otherwise agreed to by the parties hereto.

(c) At the Closing, (i) the Stockholder shall authorize, execute and deliver to the Company, against payment of the Redemption Price one or more stock certificates representing the Preferred Stock, duly endorsed in blank, or accompanied by a duly executed stock power, (ii) the Company execute and deliver to the Stockholder, the Note and the Security Agreement, and (iii) the Preferred Stock shall be cancelled and retired.

4.     Amendment to Section 7.7. Section 7.7 of the Merger Agreement is amended such that no later than the date upon which the Stockholder receives full payment of the Redemption Price and the Note is fully satisfied, the Stockholder shall resign as an officer and director of the Company.

5.     Stockholder as Director. The Company and the Majority Stockholders shall use their best efforts to elect and cause the Stockholder to remain a director of the Company until the Stockholder receives full payment of the Redemption Price and the Note is fully satisfied.

6.       Company Restrictions. Until such time that the Stockholder receives full payment of the Redemption Price and the Note is fully satisfied, the Company shall not, without the Stockholders written consent, amend its certificate of incorporation, bylaws or any other governing instrument.

7.     Other Merger Agreement Provisions. Except as otherwise expressly provided in this Amendment, the provisions of the Merger Agreement remain in full force and effect.

8.     Other Actions Necessary. At the reasonable request of one of the parties hereto, the other parties shall execute any other documents or take any other reasonable actions necessary to effectuate this Amendment.

9.     Binding Effect. This Amendment shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

10.     Amendments, Changes and Modifications. This Amendment may not be amended, changed, modified, altered or terminated without the prior written consent of all of the parties hereto.

11.     Execution of Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

12.     Attorneys fees. If any Party hereto initiates any legal action arising out of or in connection with this Amendment, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

13.     Effective Date. This Amendment is effective December 27, 2010.

IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Plan of Merger as of the day and year first above written.

A Clean Slate, Inc.:

By:  /s/ ROBERT S. GOLDMAN
Name:  Robert S. Goldman
Title:  President

/s/ RICHARD ASTROM
Richard Astrom,
Beneficial Owner of all of the Company’s Outstanding Series B Preferred Stock
For purposes of Article 5 only

/s/ ROBERT S. GOLDMAN AND ROCHELLE S. ZANDEL
Robert S. Goldman and Rochelle S. Zandel,
Holders of a Majority of the Company’s Outstanding Common Stock

Exhibit A
Secured Promissory Note

Exhibit B
Security Agreement